Exhibit 4.8

RELX CAPITAL INC.,

as Issuer,

and

RELX PLC and

RELX NV,

as Guarantors,

THE BANK OF NEW YORK MELLON,

as Trustee, Principal Paying Agent and Securities Registrar

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as London Paying Agent, and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Luxembourg Paying Agent

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of April 30, 2018

to

INDENTURE

Dated as of May 9, 1995

Guaranteed Debt Securities

SEVENTH SUPPLEMENTAL INDENTURE, dated as of April 30, 2018 (“Seventh Supplemental Indenture”), among RELX Capital Inc., a corporation incorporated under the laws of the State of Delaware, as issuer (the “Issuer”), each of RELX PLC (formerly, Reed Elsevier PLC), a public limited company incorporated in England, and RELX N.V. (formerly, Reed Elsevier N.V.), a public company with limited liability incorporated under the laws of The Netherlands, as guarantors (each individually, a “Guarantor” and collectively, the “Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), Principal Paying Agent and Securities Registrar, The Bank of New York Mellon, London Branch, as London Paying Agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch (formerly The Bank of New York Mellon (Luxembourg) S.A.), as Luxembourg Paying Agent.

RECITALS

WHEREAS, the Issuer, the Guarantors and the Trustee entered into an indenture, dated as of May 9, 1995 (as amended and supplemented, the “Indenture”) providing for the issuance from time to time of the Issuer’s Debt Securities, to be issued in one or more series as provided in the Indenture;

WHEREAS, on July 1, 2015, Reed Elsevier PLC changed its name to RELX PLC;

WHEREAS, on June 30, 2015, Reed Elsevier N.V. changed its name to RELX N.V.;

WHEREAS, there are presently issued and outstanding under the Indenture $400,000,000 aggregate principal amount of 8.625% notes due January 15, 2019, $150,000,000 aggregate principal amount of 7.500% notes due May 15, 2025, €600,000,000 aggregate principal amount of 1.300% notes due May 12, 2025 and $700,000,000 aggregate principal amount of 3.500% notes due May 16, 2023 (collectively, the “Existing Notes”), each outstanding series being guaranteed, jointly and severally, by the Guarantors, the Trustee has been appointed as trustee for each outstanding series of Existing Notes, The Bank of New York Mellon SA/NV, Luxembourg Branch has been appointed as Luxembourg Paying Agent under the Indenture and The Bank of New York Mellon, London Branch has been appointed as London Paying Agent under the Indenture;

WHEREAS, Section 901(5) of the Indenture provides that, without the consent of any Holders of Debt Securities, the Issuer and each Guarantor, each when authorized by a Board Resolution, and the Trustee for the Debt Securities, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture in form satisfactory to such Trustee to change or eliminate any of the provisions of the Indenture;

WHEREAS, the changes and eliminations set forth in this Seventh Supplemental Indenture shall not apply to the Existing Notes, and Holders thereof will not be entitled to the benefit of any such provision;

WHEREAS, the Issuer and each Guarantor have each been authorized by a duly adopted Board Resolution to enter into this Seventh Supplemental Indenture;

WHEREAS, the changes and eliminations set forth in this Seventh Supplemental Indenture shall apply to each series of Debt Securities issued on or after the date hereof, unless such provisions are amended or eliminated hereafter;

WHEREAS, the Issuer and each Guarantor have delivered to the Trustee such certificates or opinions as may be required and requested pursuant to the Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Issuer and each Guarantor in accordance with its terms have been done and performed.

NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, each Guarantor, the Trustee, the Luxembourg Paying Agent and the London Paying Agent hereby mutually covenant and agree as follows:

1. Amendment of Section 101.

a. Section 101 is hereby amended and supplemented by deleting the definition of “Change of Control” as contained therein and replacing such definition with the following corresponding definition:

“Change of Control” means (i) prior to the Simplification, the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a Guarantor) acquires shares in each Guarantor to which attach more than 50% of the voting rights attaching to the entire issued share capital of that Guarantor; provided that a Change of Control shall be deemed not to have occurred if one or more new holding companies acquires the entire issued share capital of each of the Guarantors and (A) such holding company (or companies) has (or have, as the case may be) substantially the same shareholders as each of the Guarantors and those shareholders acquired the shares or economic interests in the holding company (or companies) in substantially the same proportion (taking into account the equalization arrangements between the Guarantors as in effect at such time) as they hold shares or economic interests in the relevant Guarantor(s) prior to the holding company (or companies) so acquiring the share capital of each of the Guarantors and (B) each of the Guarantors is a wholly owned (directly or indirectly) subsidiary of such holding company (or companies); or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the subsidiaries and joint ventures of the Guarantors, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an affiliate of either of the Guarantors); and (ii) subsequent to the Simplification, the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) acquires shares in the Surviving Guarantor to which attach more than 50% of the voting rights attaching to the issued share capital of the Surviving Guarantor; provided that a Change of Control shall be deemed not to have occurred if a new holding company acquires the entire issued share capital of the Surviving Guarantor and (A) such holding company has substantially the same shareholders as the Surviving Guarantor and those shareholders acquired the shares or economic interests in the holding company in substantially the same proportion as they hold shares or economic interests in the Surviving Guarantor prior to the holding company so acquiring the share capital of the Surviving Guarantor and (B) the Surviving Guarantor is a wholly owned (directly or indirectly) subsidiary of such holding company; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the subsidiaries and joint ventures of the Surviving Guarantor, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an affiliate of the Surviving Guarantor).

b. Section 101 is hereby amended and supplemented by adding the following definitions of “Simplification” and “Surviving Guarantor” in appropriate alphabetical sequence:

“Simplification” means the completion of the transfer of all assets and liabilities from RELX NV to RELX PLC in connection with the merger of RELX NV into RELX PLC, with RELX PLC as the surviving entity.

“Surviving Guarantor” means RELX PLC following the Simplification.

2. Amendment of Section 305. Section 305 is hereby amended and supplemented by deleting the first paragraph thereof and replacing it with the following:

“The Issuer shall cause to be kept at the office or agency of the securities registrar (the “Securities Registrar”) for the Debt Securities of each series a securities register (the securities register for the Debt Securities of each series maintained in such office and in any other office or agency of the Issuer in a Place of Payment being herein sometimes collectively referred to with respect to the Debt Securities of each series as the “Securities Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Debt Securities and of transfers of Debt Securities. The Issuer may appoint co-Securities Registrars. Unless and until otherwise determined by the Issuer and notified in writing to the Trustee for the Debt Securities of such series, the Principal Paying Agent for the Debt Securities of a series shall act as Securities Registrar for such Debt Securities and the Securities Register shall be kept at the Principal Office of the Principal Paying Agent. At all reasonable times the Securities Register shall be open for inspection by the Issuer, each Guarantor and such Trustee and by their duly authorized agents.”

3. Amendment of Section 501(3). Section 501(3) is amended and supplemented by deleting Section 501(3) and replacing it with the following:

“(3) there shall have been accelerated because of default the maturity of any Indebtedness of either of the Guarantors or the Issuer in an aggregate principal amount of at least U.S.$100,000,000 (or the equivalent in another currency) or any such Indebtedness in an aggregate principal amount of at least U.S.$100,000,000 (or the equivalent in another currency) shall not have been paid at final maturity (as extended by any applicable grace period) and, with respect to the Issuer in any case described in this clause (3), the obligations of the Issuer under such series of Debt Securities shall not have been assumed during the 90-day period following such acceleration or non-payment by another Component Company wholly owned by the Guarantors;”

4. Amendment of Section 1008. Section 1008 is hereby amended and supplemented by deleting the first three paragraphs thereof and replacing them with the following:

“All payments of principal, premium (if any) and interest in respect of the Debt Securities or the Guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction (as defined below), unless that withholding or deduction is required by law.

If withholding or deduction is required by law, then the Issuer or either Guarantor, as the case may be, will pay to the Holder of any Debt Security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that Debt Security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction under the laws of which the Issuer or either Guarantor, as the case may be, is organized or resident for tax purposes (or any political subdivision or taxing authority of or in that jurisdiction having power to tax), or any jurisdiction from or through which any amount is paid by the Issuer or either Guarantor, as the case may be (or any political subdivision or taxing authority of or in that jurisdiction having power to tax) (each a “Relevant Taxing Jurisdiction”), will not be less than the amount provided for in any Debt Security to be then due and payable; provided, however, that the Issuer or either Guarantor, as the case may be, will not be required to make any payment of additional amounts for or on account of:

(a)	any tax, assessment, duty or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection (other than the mere acquisition, ownership or holding of, or the receipt of payment or the exercise or enforcement of rights in respect of, the Debt Securities) between that Holder (or between a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over that Holder, if that Holder is an estate, trust, partnership or corporation or any Person other than the Holder to which that Debt Security or any amount payable on that Debt Security is attributable for the purpose of that tax, assessment or charge) and a Relevant Taxing Jurisdiction, including without limitation, that Holder (or fiduciary, settlor, beneficiary, member, shareholder or possessor or Person other than the Holder) being or having been a citizen or resident of a Relevant Taxing Jurisdiction, being or having been present or engaged in a trade or business in a Relevant Taxing Jurisdiction, or having or having had a permanent establishment in a Relevant Taxing Jurisdiction or (ii) the presentation of a Debt Security (where presentation is required) for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment was duly provided for, whichever occurred later, except to the extent that the Holder would have been entitled to additional amounts on presenting that Debt Security for payment on or before the thirtieth day;

(b)	any estate, inheritance, gift, sale, transfer or personal property tax, assessment or other governmental charge of a similar nature;

(c)	any tax, assessment, duty or other governmental charge that is imposed or withheld by reason of the failure by that Holder or any other Person mentioned in (a) above to comply, after reasonable notice (at least 30 days before any such withholding would be payable), with a request of the Issuer or either Guarantor, as the case may be, addressed to that Holder or that other Person to provide information concerning the nationality, residence or identity of that Holder or that other Person, or to make any declaration or other similar claim or satisfy any reporting requirement, which is, in either case, required by a statute, treaty or regulation of the Relevant Taxing Jurisdiction, as a precondition to exemption from or reduction of that tax, assessment or other governmental charge;

(d)	any tax, assessment, duty or other governmental charge imposed by reason of such Holder’s past or present status as a passive foreign investment company, a controlled foreign corporation or personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

(e)	any tax, assessment, duty or other governmental charge imposed on interest received by (i) a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Issuer, (ii) a controlled foreign corporation related to the Issuer within the meaning of Section 864(d)(4) of the Code or (iii) a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(f)	any Debt Security that is presented for payment by or on behalf of a resident of a member state of the European Union who would have been able to avoid any withholding or deduction by presenting the relevant Debt Security to another Paying Agent in a member state of the European Union;

(g)	any tax, assessment, duty or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(h)	any combination of items (a) through (g) above,

nor will additional amounts be paid with respect to (i) any tax, assessment, duty or other governmental charge that is payable other than by deduction or withholding from payments on the Debt Securities or (ii) any payment to any Holder which is a fiduciary or a partnership or other than the sole beneficial owner of that Debt Security to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or the beneficial owner would not have been entitled to those additional amounts had it been the Holder of that Debt Security.

The Issuer and the Guarantors will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, assessments or other charges that arise in a Relevant Taxing Jurisdiction from the execution, delivery, registration or enforcement of any Debt Securities, Guarantees or this Indenture, or any other document or instrument in relation thereto (other than a transfer of the Debt Securities other than the initial resale of the Debt Securities), and the Issuer and the Guarantors agree to indemnify the Trustee and the Holders for any such amounts paid by the Trustee and such Holders. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer or the Guarantors is organized or any political subdivision or taxing authority or agency thereof or therein.”

5. Amendment of Section 1108. Section 1108 is hereby amended and supplemented by deleting the second paragraph thereof and replacing it with the following:

“The Debt Securities of any series may be redeemed, at the option of the Issuer, as a whole, but not in part, at 100 percent of the principal amount (or, in the case of Discounted Securities, such lesser amount as may be provided for with respect to the Debt Securities of such series) thereof, together with accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date if, as a result of any change in, or amendment to, the laws, regulations, rulings or treaties of a Relevant Taxing Jurisdiction, or any change in official position regarding application or interpretation of such laws, regulations, rulings or treaties (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the original issue date with respect to those Debt Securities (or if a jurisdiction becomes a Relevant Taxing Jurisdiction after the original issue date, the date on which such jurisdiction became a Relevant Taxing Jurisdiction under this Indenture) or another date as may be specified for such series, the Issuer or either Guarantor, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the Debt Securities, be obligated, in making such payment, to pay additional amounts as described in Section 1008 and such obligation cannot be avoided by the Issuer or either Guarantor, individually or together, as the case may be, taking reasonable measures available to them.”

6. New York Law to Govern. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

7. Conflict of Any Provision of Indenture with Trust Indenture Act of 1939. If and to the extent that any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with another provision included in this Seventh Supplemental Indenture or in the Indenture which is required to be included herein or therein by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, such required provision shall control.

8. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.

9. Effect of Seventh Supplemental Indenture. Upon the execution of this Seventh Supplemental Indenture, the Indenture shall be modified in accordance herewith and this Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and except as herein modified, all the provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect. The provisions of this Seventh Supplemental Indenture shall be applicable only to Debt Securities originally issued after the date hereof.

10. The Trustee. The Trustee, the London Paying Agent and the Luxembourg Paying Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantors.

11. Defined Terms. Capitalized terms used but not otherwise defined in this Seventh Supplemental Indenture shall have the meanings set forth in the Indenture.

12. BRRD Parties. Notwithstanding any other term of the Indenture or any other agreements, arrangements, or understanding between the parties, each counter-party to a BRRD Party under the Indenture acknowledges, accepts and agrees to be bound by:

a. the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under the Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(iii) the cancellation of the BRRD Liability;

(iv) the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

b. the variation of the terms of the Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For purposes of this Section 12:

“Bail-in Legislation” means in relation to a Member State of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation.

“BRRD Party” means any agent subject to Bail-in Powers.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, as of the date first referenced above.

RELX CAPITAL INC., as Issuer

By:	/s/ Kenneth E. Fogarty
Name: Kenneth E. Fogarty
Title: President, Treasurer and
Assistant Secretary

RELX PLC, as Guarantor

By:	/s/ Nick Luff
Name: Nick Luff
Title: Chief Financial Officer

RELX N.V., as Guarantor

By:	/s/ Nick Luff
Name: Nick Luff
Title: Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent and Securities Registrar

By	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as London Paying Agent

By	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Vice President

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Luxembourg Paying Agent

By	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Attorney-in-Fact

[Signature Page to Seventh Supplemental Indenture]